Exhibit 10.13

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 24, 2014, by and among (i) (a) BioPharmX Corporation, a Delaware corporation (the “Company”), (b) James Pekarsky (“Pekarsky”), Anja Krammer (“Krammer”) and Kin Chan (“Chan”)(together the “Senior Management”) and (ii) the subscribers for the Company’s Series A Preferred Stock which are parties to the Subscription Agreement (as defined below)(the “Subscribers”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Subscription Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and the Subscribers have entered into that certain Subscription Agreement dated as of October 24, 2014 (the “Subscription Agreement”), pursuant to which the Company has agreed to issue to Subscribers and Subscribers have agreed to purchase from the Company, up to $8,000,000 of Series A Preferred Stock and Warrants;

WHEREAS, in consideration of the Subscribers entering into the Subscription Agreement, the Company has agreed to provide certain rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this agreement, agree as follows:

1.     Representations and Warranties of the Senior Management.   Each of the Senior Management, represents and warrants that:

1.1 (i) The Senior Management are beneficial owners, free and clear of all liens, charges or encumbrances of the following numbers of shares of Common Stock (of record or through a brokerage firm or other nominee arrangement), which constitutes 58.8% of the outstanding voting power of the Company’s Common Stock:

Pekarsky – 2,500,000 shares;

Krammer – 2,500,000 shares;

Chan – 1,200,000 shares.

1.2 Each member of the Senior Management (each of the foregoing, a “Warrantor”) has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each Warrantor and constitutes the legal, valid and binding obligations of such Warrantor enforceable against such Warrantor in accordance with its terms.

1.3 The execution and delivery of this Agreement by each Warrantor do not, and the performance of this Agreement by such Warrantor will not: (i) conflict with or violate any law, rule regulation, order, decree or judgment applicable to any Warrantor or by which any Warrantor or any of the properties of any Warrantor is or may be bound or affected, or the certificate of incorporation or by-laws of the Company; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which any Warrantor is a party or by which any Warrantor or any of the affiliates or properties of any Warrantor is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock in the Company. The execution and delivery of this Agreement by each Warrantor do not, and the performance of this Agreement by each Warrantor will not, require any consent or approval of any person or entity.

2.     Covenants and Agreements.

Unless the context requires otherwise, the Company hereby covenants and agrees as follows:

2.1 Periodic Reports and Other Information.   As long as each Subscriber that has purchased not less than 500,000 shares of Series A Preferred holds at least 30% (the “Minimum Holdings”) of its original holdings (a “Qualified Subscriber”), the Company shall furnish to such Qualified Subscriber, to the extent not made publicly available and permitted by applicable law and regulations:

(a) Quarterly Reports.   Within fifty (50) days after the end of each fiscal quarter of the Company, unaudited consolidated quarterly financial statements for such fiscal quarter, including a balance sheet as of the end of such fiscal quarter, a statement of income and a statement of cash flows of the Company for such fiscal quarter, setting forth in each case in comparative form the figures from the Company’s previous fiscal year and for the three, six or nine months then ended, as the case may be, prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as noted) and reviewed by internationally recognized independent certified public accountants, which fairly present the financial condition, results of operations and cash flows of the Company at the date thereof and for the periods covered thereby;

(b) Annual Reports.   Within one hundred five (105) days after the end of each fiscal year of the Company, audited consolidated annual financial statements for such fiscal year, including a balance sheet as of the end of such fiscal year, a statement of income and a statement of cash flows of the Company for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year, if any, prepared in accordance with GAAP applied on a consistent basis (except as noted) and audited by internationally recognized independent certified public accountants, which fairly present the financial condition, results of operations and cash flows of the Company at the date thereof and for the periods covered thereby;

(c) Business Plan and Annual Budget.   The Company shall prepare and submit to each Qualified Subscriber and the Company’s Board of Directors (the “Board”) for their approval at least thirty (30) days prior to the beginning of the next financial year or period the annual budget (“Annual Budget”) of the Company and its subsidiaries on a consolidated basis setting out in reasonable detail the planned annual capital and operating budgets in reasonable detail, projected revenues, a projected financial statement for such fiscal year on a quarterly basis, and promptly after preparation from time to time, any revisions to the forecasts contained therein of the Company and its Subsidiaries and attaching thereto such notes as are necessary, desirable or customary, together with a business plan setting forth in reasonable detail the operating goals of the Company and its Subsidiaries for the following year (the “Business Plan”).

2.2 Inspection.   The Company shall permit each Qualified Subscriber and any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, to examine its records and make copies thereof and to discuss its affairs, finances and accounts with its officers, at all such reasonable times and as often as may be reasonably requested upon reasonable notice, provided that such visits and inspections shall not unduly interrupt the daily operation of the Company or its subsidiaries or affiliates. Each Qualified Subscriber and its participating agents and representatives, in exercising rights of inspection hereunder, agree to maintain the confidentiality of all financial and other confidential information of the Company, its subsidiaries and affiliates acquired by them. If requested by the Company, each Qualified Subscriber, in exercising its rights under this Section 2.2 shall execute a confidentiality agreement with the Company in such reasonable form and substance as agreed between each Qualified Subscriber and the Company.

2.3 Qualifying Listing.   The Company shall use commercially reasonable efforts to effect a Qualifying Listing (as defined below) on or before the third anniversary of the first issuance of the Series A Preferred. For purposes of this Agreement, a “Qualifying Listing” shall mean the (1) receipt by the Company of approval to list on any tier of the NYSE or NASDAQ which are registered under the Securities Exchange Act of 1934, as amended, as a “national securities exchange,” including the NYSE MKT, NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or their successors; (2) at a market price of at least $3.70 per share.

2.4 Accountants.   As long as a Qualified Subscriber holds the Minimum Holdings, the Company hereby covenants and agrees that the Company shall retain independent public accountants (the “Accountants”) of recognized standing and acceptable to the Audit Committee of the Board who shall certify the Company’s consolidated financial statements according to GAAP at the end of each fiscal year. The Company shall not terminate the services of the Accountants without the approval of the Audit Committee.

3.     Right of Participation in Future Securities Offerings.

3.1 Issuance Notice.   Subject to the terms and conditions of this Section and applicable securities laws, and subject to the consent and approval of the Company’s underwriter at the time of an offering, if the Company shall effect an underwritten public offering of its securities at the time of a Qualifying Listing each Qualified Subscriber shall have the right to sell through such underwriter the following amounts of shares into which the then remaining Series A Preferred is convertible (the “Conversion Shares”):

(a) If the public offering price (the “IPO Price”) is two (2) times the original purchase price of the Conversion Shares (the “Original Purchase Price”), but less than three (3) times the Conversion Price, the Qualified Subscribers may sell up to 25% of their Conversion Shares;

(b) If the IPO Price is three (3) times the Conversion Price, but less than four (4) times the Original Purchase Price, the Qualified Subscribers may sell up to 15% of their Conversion shares; and

(c) If the IPO Price is four (4) times the Original Purchase Price or more, the Qualified Subscribers may not sell any of their Conversion shares.

4.     Tag-Along Right.

4.1 Tag-Along Right.   (a)   If member of Senior Management is directly or indirectly transferring Common Stock to a third party purchaser that is not a family member or trust (a “Third Party Purchaser”), then each Qualified Subscriber shall have the right to sell to such Third Party Purchaser a percentage of its Conversion Shares equal to (i) the percentage of the member of Senior Management’s Common Stock being sold times (ii) a fraction, the numerator of which is 1 and the denominator of which is the number of Qualified Subscribers, at a price equal to the price at which the member of Senior Management is selling (the “Offer Price”).

(b)    Each member of Senior Management shall give notice to the Qualified Subscribers of each proposed sale by any of them of Common Stock which gives rise to the rights of the Qualified Subscribers in this Section, at least fifteen (15) business days prior to the proposed consummation of such sale, setting forth the number of shares of Common Stock, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Third Party Purchaser, the percentage of shares of Common Stock that each Qualified Subscriber may sell to such Third Party Purchaser, and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in this Section and has agreed to purchase Common Stock in accordance with the terms hereof. The tag-along rights provided by this Section must be exercised by a Qualified Subscriber within fifteen (15) business days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the member of Senior Management indicating the Qualified Subscriber’s election to exercise its rights and specifying the number of shares of Common Stock (up to the maximum number of Conversion Shares owned by the Qualified Subscriber to be purchased by such Third Party Purchaser) it elects to sell, provided that a Qualified Subscriber may waive its rights under this Section prior to the expiration of such fifteen (15) business day period by giving written notice to the member of Senior Management, with a copy to the Company. The failure of a Qualified Subscriber to respond within such fifteen (15) business day period shall be deemed to be a waiver of the Qualified Subscriber’s rights under this Section.

4.2 Exempt Transfers.   The tag-along rights set forth in this Section 4 shall not apply to (i) any transfer to a spouse, child, or other dependent or a trust for the benefit of any of the foregoing persons (a “Permitted Holder”); provided that any such Permitted Holder agrees in writing to be bound by this Agreement in place of the relevant transferor, (ii) the sale in an unsolicited broker’s transaction pursuant to Rule 144 under the Securities Act of 1933, as amended, or any successor rule or (iii) the Transfer (as defined below) by a member of Senior Management of no more than 3% of the total outstanding equity interest in the Company on a fully-diluted basis if, after such Transfer, the members of Senior Management still hold not less than 20% of the total outstanding equity interest in the Company on a fully diluted basis (the “Exempt Transfers”). “Transfer” shall mean sell, transfer, assign, pledge, hypothecate, dispose of, mortgage, enter into any voting trust or other agreement, option or other arrangement or understanding with respect thereto, whether directly or indirectly and whether voluntarily or involuntarily.

5.     Board Representation and Committees.

5.1 Number of Board Members.   The Company shall, effective upon Closing and until the termination of this Agreement, take all appropriate actions to fix and maintain a Board of no more than five (5) voting members and the Company shall not change the number of voting members of its Board without the prior written approval of the Qualified Subscribers.

5.2 Qualified Subscriber Nominees.   Upon the Qualified Subscriber Election (as defined below), so long as there remains a Qualified Subscriber, the Qualified Subscribers shall be entitled to appoint one (1) voting member of the Company’s Board (a “Qualifying Subscriber Nominee”).

5.3 Board Committees.   The Company shall establish Audit and Compensation Committees of the Board and the Qualified Subscriber Nominee shall serve on both committees to the extent permitted by applicable law and exchange listing rules.

5.4 Qualified Subscribe Election.   If the Qualifying Subscriber provide written notice to the Company informing the Company of (i) their election (the “Election”) to be represented on the Board and (ii) the name(s) of the Qualified Subscriber Nominee, then, as soon as practicable after its receipt of such notice from a Qualified Subscriber, but in no event later than five (5) business days after such receipt, the Company shall:

(a) provide notice of the Election to the Company’ Board, and

(b) to the extent permissible under applicable law a regulations (including rules of any relevant listing exchange), take all necessary actions so as to permit the Qualified Subscriber Nominee to be duly appointed or elected as a member of the Company’s Board as soon as practicable.

5.5 Voting Agreement.   The member of Senior Management agree to vote, or cause to be voted, all of the Company’s voting share owned by such members of Senior Management (of record or through a brokerage firm or other nominee arrangement), or over which such member of Senior Management has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the Qualified Subscriber Nominees are duly elected to the Board. The members of Senior Management further covenant not to frustrate the purpose of the immediately preceding sentence by any means, including through entering into any agreement or commitment inconsistent with such purpose, including but not limited to any inconsistent pledge, charge, hypothecation, voting agreement, voting trust or other disposition of voting rights of the Common Stock over which the members of Senior Management retain beneficial ownership or the economic benefits and risks attendant thereto.

5.6 Vacancies.   Any vacancies created by the resignation, removal or death of a Qualified Subscriber Nominee appointed or elected to the Board shall be filled pursuant to the provisions of this Section.

6.     Senior Management Additional Voting Agreement.

6.1 Voting Agreement.   At all times that more than 60% of the Series A Preferred issued by the Company under the Subscription Agreement remains outstanding, the members of Senior Management agree to vote, or cause to be voted, all of the Company’s voting shares owned by such members of Senior Management (of record or through a brokerage firm or other nominee arrangement), or over which such member of Senior Management has voting control, from time to time and at all times, in favor of any transaction which would result in a sale of more than 50% of the voting stock of the Company or substantially all of its assets, if such transaction is approved in writing by the holders of more than 50% of the then outstanding Series A Preferred. The members of Senior Management further covenant not to frustrate the purpose of the immediately preceding sentence by any means, including through entering into any agreement or commitment inconsistent with such purpose, including but not limited to any inconsistent pledge, charge, hypothecation, voting agreement, voting trust or other disposition of voting rights of the Common Stock over which the members of Senior Management retain beneficial ownership or the economic benefits and risks attendant thereto.

7.     Miscellaneous.

7.1 Termination.   This Agreement will be terminated at such time that less than 10% of the Series A Preferred (or after conversion shares) originally issued pursuant to the Subscription Agreement remains outstanding.

7.2 Specific Enforcement.   Upon a breach by the Company or any member of the Senior Management of this Agreement, the Subscribers shall be entitled to injunctive relief against the Company or such member of the Senior Management if such relief is applicable and available, as a remedy at law would be inadequate and insufficient. Nothing in this Section shall be construed as limiting the Subscribers’ remedies in any way.

7.3 Notices.   All notices, requests, consents and other communication hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.

(a) If to a Subscriber, at its address as set forth in the Subscription Agreement, or at such other address as may have been furnished to the Company by it in writing.

(b) If to any member of the Senior Management, at the address set forth on Schedule I to this Agreement, or at such other address as may have been furnished to the Company by it in writing.

(c) If to the Company at:

BioPharmX Corporation

1098 Hamilton Court

Menlo Park, California 94025

Attention: James Pekarsky, CEO

Fax: 650-900-4130

with a copy to:

Ofsink, LLC

900 Third Avenue, 5th Floor

New York, New York 10022

Fax: 646-244-9844

7.4 Amendments and Waiver.   Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively). In the case of the Subscribers, a waiver may be effected by written consent of greater than 50% of the then outstanding Series A Preferred. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.5 Entire Agreement.   This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

7.6 Severability.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

7.7 Governing Law.   This Agreement shall be governed by an construed in accordance with the laws of the State of New York.

7.8 Successors and Assigns.   Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto.

7.9 Counterparts.   This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

THE COMPANY:

BIOPHARMX CORPORATION

By:	/s/ James Pekarsky
Name:	James Pekarsky
Title:	Chief Executive Officer

SENIOR MANAGEMENT:

/s/ James Pekarsky
James Pekarsky

/s/ Anja Krammer
Anja Krammer

/s/ Kin Chan
Kin Chan

THE SUBSCRIBER:

Accepted and Agreed to:

KIP Overseas Expansion Platform Fund

By:	/s/ Baek Yer Hyun

Name:	Baek Yer Hyun

Title:	Authorized Signatory